Exhibit 5.2
[Letterhead of The Goodyear Tire & Rubber Company]
February 19, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     I am the Senior Vice President, General Counsel and Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $702,000,000 in aggregate principal amount of 8.75% Notes due 2020 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2010 (such registration statement is herein referred to as the “Registration Statement”). The Exchange Notes and the Guarantees will be issued pursuant to an Indenture between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), dated as of March 1, 1999 (the “Base Indenture”), as supplemented by a Supplemental Indenture, to be entered into by the Company, the Trustee and the Guarantors (the “Supplemental Indenture”). The Base Indenture is filed as Exhibit 4.1 to the Registration Statement and the form of the Supplemental Indenture is filed as Exhibit 4.2 to the Registration Statement.
     I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.
     I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by me to be responsible.
     Based upon the foregoing, I am of the opinion that:
     (i) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Ohio and possesses the corporate power and authority to execute, deliver and perform the Supplemental Indenture and the Exchange Notes. The Company has duly authorized, executed and delivered the Base Indenture. The Company has duly authorized the Supplemental Indenture and the Exchange Notes.
     (ii) Wingfoot Commercial Tire Systems, LLC (“Wingfoot LLC”) is duly formed, validly existing and in good standing under the laws of the State of Ohio and possesses the limited liability company power and authority to execute, deliver and perform the Supplemental Indenture and the Guarantees. Wingfoot LLC has duly authorized the Supplemental Indenture and the Guarantees.
     I am a member of the bar of the State of Ohio. I do not express any opinion herein on any laws other than the law of the State of Ohio.
     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and Secretary

SCHEDULE A
Guarantors

Guarantors	State of Incorporation or Formation

Celeron Corporation	Delaware

Dapper Tire Co., Inc.	California

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Wheel Assemblies Inc.	Delaware

Wingfoot Commercial Tire Systems, LLC	Ohio

Wingfoot Ventures Eight Inc.	Delaware